Exhibit 10.1

June 5, 2012

George Blankenship

607 Gloucester Lane

Foster City, CA 94404

Re:	2012 Model S Sales Commission Plan

Dear George:

This letter formalizes your 2012 Model S Sales Commission Plan (the “Plan”) as approved by the Compensation Committee of the Board of Directors of Tesla Motors, Inc. The terms of the Plan are as follows:

•

You will receive $15.00 for each Model S delivered to a customer in the 2012 calendar year. This Plan is retroactive and applies to Model S vehicles delivered prior to the date of this letter and through the 2012 calendar year.

•	This Plan is in addition to your current Roadster Sales Commission Plan, pursuant to which you receive $200.00 for each Roadster delivered.

•

Commissions for a particular calendar month will be paid during the following calendar month according to Tesla’s regular payroll schedule and policies. Commission payments are subject to applicable taxes, deductions and withholdings. Monthly commission payments are considered earned when paid by Tesla. You must be employed by Tesla at the time of payment in order to receive such payment.

•	Qualification of a “delivery” under this Plan shall be subject to the reasonable discretion of Tesla.

Please acknowledge the terms of this Plan by signing below and returning a copy of this letter to me. We look forward to an amazing 2012: The Year of the Model S!

Sincerely,

/s/ Arnnon Geshuri

Arnnon Geshuri

VP Human Resources

Acknowledged and Accepted:

/s/ George Blankenship
George Blankenship

TESLA MOTORS, INC. | 3500 Deer Creek Rd, Palo Alto, CA 94304